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                                                                 EXHIBIT 10.2.15

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") made as of this 22nd day of August, 1995, by and between Charming Shoppes, Inc., a Pennsylvania corporation (the "Company") and Dorrit J. Bern ("Executive").

                                   BACKGROUND

         A. The Company believes that it would benefit from the application of Executive's particular and unique skill, experience and background to the management and operation of the Company, and wishes to employ Executive on the terms and conditions hereinafter set forth; and

         B. The parties desire to set forth the terms and conditions of the employment relationship between the Company and Executive.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the Company and Executive, intending to be legally bound, hereby agree as follows:

         1. Employment and Duties. The Company hereby employs Executive as President and Chief Executive Officer of the Company on the terms and conditions provided in this Agreement and Executive agrees to accept such employment subject to the terms and conditions of this Agreement. Executive shall perform the duties and responsibilities reasonably determined from time to time by the Board of Directors of the Company (the "Board") consistent with the types of duties and responsibilities typically performed by a person serving as President and Chief Executive Officer of businesses similar to the Company. Executive agrees to devote her best efforts and substantially all her time, attention, energy, and skill to performing the duties of President and Chief Executive Officer; provided, however, that prior to September 30, 1995, Executive's obligations shall be limited to her good faith effort to consult with the Chairman of the Board and other executives of the Company by telephone, facsimile or other electronic means or in Chicago and, when possible, in the Philadelphia area. Effective on the Effective Date, the Board shall elect Executive as a director of the
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Company and Vice Chairman of the Board of Directors and Executive shall continue to serve as a director so long as she is duly elected by the stockholders of the Company and employed by the Company. Executive shall be based at the Company's principal executive offices but shall not be required to move her residence.

         2. Term. The term of this Agreement shall be for five (5) years (the "Initial Term"), commencing on such date as her current employment terminates, which shall not be more than fourteen (14) days after the date hereof (the "Effective Date"), and expiring on the fifth anniversary of the Effective Date, unless extended by mutual agreement of the parties or earlier terminated in accordance with the terms of this Agreement. This Agreement shall continue in full force and effect from year-to year after the expiration of the Initial Term, unless either party shall give the other party before the commencement of any such year at least ninety (90) days' prior written notice of such party's intention to terminate this Agreement.

         3. Compensation. As compensation for performing the services required by this Agreement for the Company and during the term of this Agreement, Executive shall be compensated as follows:

            (a) Base Compensation. The Company shall pay to Executive an annual base salary of One Million Dollars ($1,000,000), payable in substantially equal installments pursuant to the Company's customary payroll procedures in effect for its executive personnel at the time of payment, subject to withholding for applicable federal, state, and local taxes and all other items, if any, required to be withheld. The annual base salary may be reviewed from time to time during the term of this Agreement by the Board to determine whether, in its sole discretion, such base salary should be increased or decreased, but in no event will the annual base salary be less than One Million Dollars ($1,000,000).

            (b) Performance Compensation.

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                (i) In addition to annual base salary, beginning with the fiscal year commencing February 4, 1996, Executive shall be eligible to receive additional compensation ("Performance Compensation") within 90 days of the end of each of the Company's fiscal years during the term of this Agreement, if the Company achieves certain performance criteria established under the Company's Executive Incentive Plan ("EIP"). The formula and standards for determining Executive's Performance Compensation shall be determined by the Compensation Committee of the Board but may not exceed 120% of Executive's annual base salary for the applicable year. Notwithstanding the foregoing, Executive shall receive Performance Compensation for the fiscal year commencing February 4, 1996 of not less than 30% of Executive's annual base salary for such year.

                (ii) Except where Executive has been discharged without Cause or has terminated this Agreement for Good Reason, or this Agreement has expired without extension pursuant to paragraph 2, Performance Compensation shall be deemed vested at the end of each fiscal year, provided Executive is employed by the Company on such date, and shall be payable regardless of whether Executive is employed on the date scheduled for payment. If Executive has been discharged without Cause or has terminated this Agreement for Good Reason, or this Agreement has expired without extension pursuant to paragraph 2, Executive will be entitled to receive the Performance Compensation to which she would otherwise have been entitled for the fiscal year in which such discharge, termination or expiration occurred, pro rated for the number of days elapsed before such discharge, termination or expiration; provided, however, that if such termination, discharge or expiration occurs after August 31 of any such year she shall be entitled to such Performance Compensation without proration.

            (c) Initial Bonus. Executive shall receive a cash bonus in the amount of One Million Dollars ($1,000,000), of which Five Hundred Thousand Dollars ($500,000) shall be paid on September 30, 1995 and Five Hundred Thousand Dollars ($500,000) shall be paid on December 30, 1995, subject to withholding for



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applicable federal, state and local taxes and all other items, if any, required to be withheld.

         4. Options. On the Effective Date, the Company shall issue to Executive options (the "Options") to purchase up to one million (1,000,000) shares of the Company's Common Stock, $.10 par value ("Common Shares") under the Company's 1993 Employees' Stock Incentive Plan (the "Plan"). Options covering Two Hundred Thousand (200,000) Common Shares shall become exercisable (i.e., vest) on the first anniversary of the date of grant and Options covering an additional Two Hundred Thousand (200,000) Common Shares shall vest on each succeeding anniversary of the date of grant until the fifth anniversary of the date of grant at which time all Options shall be vested; provided, however, that all Options shall be fully vested if Executive resigns for Good Reason or Executive is discharged without Cause. The Options shall be exercisable at a price per Common Share equal to the closing price per Common Share on the NASDAQ National Market System on the date of grant. The Options shall be represented by the form of option agreement typically used by the Company pursuant to the Plan with such changes as shall be required to conform to this Agreement. The Options granted pursuant to this paragraph 4 shall be in lieu of options which might otherwise have been granted to Executive during the initial term of this Agreement.

         5. Employee Benefits. (a) During the term of this Agreement and subject to the limitations set forth in this paragraph 5, Executive shall have the right to participate in any retirement plans (qualified and non qualified), 401-K plan, pension, insurance, health, disability or other benefit plan or program (other than any stock option plan except as described in paragraph 4) that has been or is hereafter adopted by the Company (or in which the Company participates), according to the terms of such plan or program, on terms similar to the most senior executives of the Company. Company agrees that Executive shall be eligible to participate in all insurance programs on the Effective Date without regard to any waiting period.



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            (b) Company shall purchase and during the term of this Agreement pay the premium for a $4,000,000 split dollar life insurance policy on Executive's life, subject to the execution of a collateral assignment split dollar insurance agreement and Executive's insurability at normal premium rates. Subject to the interest of the Company, Executive shall be entitled to name the beneficiary of the death benefit of such policy. Upon termination of Executive's employment for any reason, Executive may purchase the split dollar life insurance policy on her life by giving Company notice of her desire to purchase such insurance within 30 days of the termination of Executive's employment and paying Company within 5 days of being informed of the amount due, the greater of: (i) the amount of all premiums for such policy paid by Company; or (ii) the cash surrender value of such policy.

         6. Vacation. Executive shall be entitled to not less than four (4) weeks of paid vacation in each year during the term of this Agreement, beginning on the Effective Date of this Agreement, on dates to be mutually agreed upon by the Company and Executive, and approval of the Company shall not be unreasonably withheld. Any vacation days that are not taken in a given twelve (12) month period shall not accrue and carry over from year to year.

         7. Expenses. Executive shall be promptly reimbursed against presentation of vouchers or receipts for all reasonable and necessary expenses incurred by her in connection with the performance of business-related duties.

         8. Indemnification. The Company shall (and is hereby obligated to) indemnify Executive in each and every situation where the Company is obligated or permitted to make such indemnification pursuant to the relevant portions of the Company's Articles of Incorporation and By-Laws. The Company agrees that it will not reduce the indemnification currently available to Executive hereunder.

         9. Perquisites. During the term of this Agreement, in order to facilitate the performance of Executive's duties hereunder, and otherwise for the convenience of the Company, the



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Company shall provide Executive with a perquisite allowance equal in amount to the perquisite allowance to which the Acting Chief Executive Officer of the Company on the date hereof is entitled and which shall cover such things as an automobile and related expenses, financial and tax planning and advice and similar items.

         10. Relocation. Company and Executive agree that Executive is not required to relocate to the Philadelphia area. If Executive decides to relocate to the Philadelphia area, Company shall pay all expenses incurred in connection with the transportation of Executive's household goods (including packing and unpacking) and all closing costs incurred in connection with the purchase of Executive's new residence (including, attorney's fees, title insurance charges, pest and radon inspection charges, recording and transfer fees, mortgage application fees and points). Prior to Executive's relocation to the Philadelphia area, Company shall provide an apartment for Executive in the Philadelphia area and one round-trip airplane ticket between Philadelphia and Chicago each week.

         11. Termination of Employment. Notwithstanding any other provision of this Agreement, Executive's employment may be terminated as set forth below:

             (a) Disability or Incapacity. In the event of Executive's physical or mental inability to perform her essential duties hereunder, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the term of this Agreement.

             (b) Death. In the event of Executive's death.

             (c) Resignation for Good Reason. Executive may resign for "good reason," defined below, upon 30 days' written notice by Executive to the Company. The Company may waive Executive's obligation to work during this 30-day notice period and terminate her employment immediately, but if the Company takes this action in the absence of agreement by Executive, Executive shall receive the salary which would otherwise be due through the end of the



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notice period. For purposes of this Agreement, "good reason" shall mean: (i) a substantial change in Executive's duties and responsibilities, which change would materially reduce Executive's stature, importance and dignity within the Company; (ii) the appointment of an executive officer superior in rank to Executive; (iii) the failure of the Board to nominate Executive for re-election as a director, or the failure of the stockholders to re-elect Executive; (iv) the failure of the Company to pay any amount due to Executive hereunder which failure shall persist for ten (10) days after written notice of such failure shall have been given to the Company; and/or (v) the assignment of Executive to office space which is not commensurate with her position and title, the failure of the Company to provide the ministerial, administrative and secretarial support customarily associated with her title and position or the withdrawal by the Company of any such ministerial, administrative and secretarial support.

             (d) Resignation Without Good Reason. Notwithstanding any other provision of this Agreement, Executive may resign for any or no reason, upon 90 days' written notice by Executive to the Company. The Company may waive Executive's obligation to work during this 90-day notice period and terminate her employment immediately, but if the Company takes this action in the absence of agreement by Executive, Executive shall receive the base salary which would otherwise be due through the end of the notice period.

             (e) Resignation Upon A Change of Control. Notwithstanding any other provision of this Agreement, Executive may resign upon a Change of Control (as defined below), at any time within 12 months of such Change of Control, upon 30 days' written notice by Executive to the Company. The Company may waive Executive's obligation to work during this 30-day notice period and terminate her employment immediately, but if the Company takes this action in the absence of agreement by Executive, Executive shall receive the salary which would otherwise be due through the end of the notice period.

             (f) Discharge for Cause. The Company may discharge Executive at any time for "Cause," which shall include but not be



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limited to: Executive's chronic neglect, refusal or failure to perform her employment duties and responsibilities, other than for reasons of sickness, accident or other similar causes beyond Executive's control; or Executive's commission of any dishonest act or intentional wrongdoing committed against the Company, its agents or employees or otherwise in connection with her employment by the Company or a conviction of a felony, whether or not in connection with employment. Executive's discharge for Cause shall be effective upon delivery to Executive of written notice specifying the matter or matters which the Board deems to constitute Cause.

             (g) Discharge Without Cause. Notwithstanding any other provision of this Agreement, Executive's employment may be terminated by the Company at any time without Cause.

             (h) General.

                 (i) Termination of Executive's employment pursuant to this paragraph 11 shall release the Company of all of its liabilities and obligations under this Agreement, except as expressly provided under paragraph 12 below. The preceding sentence shall not be deemed a release of Executive's right to contest any matter whatsoever arising under this Agreement in any appropriate judicial or other forum, subject to the provisions of paragraph 19 (Arbitration).

                 (ii) Termination of Executive's employment pursuant to this paragraph 11 shall not release Executive from her obligations and restrictions under paragraphs 13 through 15 of this Agreement.

             (i) Definitions of Certain Terms. For purposes of this Agreement, the following definitions shall apply:

                 (i) "Beneficial Owner," "Beneficially Owns," and "Beneficial Ownership" shall have the meanings ascribed to such terms for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder, except that, for purposes of this paragraph 11,



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"Beneficial Ownership" (and the related terms) shall include Voting Securities that a Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, options or otherwise, regardless of whether any such right is exercisable within 60 days of the date as of which Beneficial Ownership is to be determined.

                 (ii) "Change of Control" means and shall be deemed to have occurred if

                      (A) any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security of the Company and immediately after such acquisition such Person has, directly or indirectly, the Beneficial Ownership of Voting Securities representing 20% or more of the total voting power of all the then-outstanding Voting Securities, or

                      (B) those individuals who as of August 15, 1995 constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of August 15, 1995 or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

                      (C) the shareholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by the Company (a "Transaction"), or consummation of such a Transaction if shareholder approval is not obtained, other than a Transaction which would result in the holders of Voting Securities having at least 80% of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least 60% of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such Transaction



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and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered; provided, however, a Change of Control shall not be deemed to have occurred if the Board shall have determined, by action taken prior to the approval of the Transaction by shareholders or consummation of the Transaction if shareholder approval is not obtained, that such Transaction shall not constitute a Change of Control for purposes of this Agreement and options then outstanding under the Plan, which determination, if made with respect to a Transaction, shall not be deemed to constitute a determination with respect to any subsequent Transaction; or

                      (D) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than any such transaction which would result in Related Parties owning or acquiring more than 50% of the assets owned by the Company immediately prior to the transaction.

                 (iii) "Person" shall have the meaning ascribed for purposes of
Section 13(d) of the Exchange Act and the rules thereunder.

                 (iv) "Related Party" means (A) a majority-owned subsidiary of the Company; or (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (C) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities; or (D) if, prior to any acquisition of a Voting Security which would result in any Person Beneficially Owning more than 10% of any outstanding class of Voting Security and which would be required to be reported on a Schedule 13D or an amendment thereto, the Board approved the initial transaction giving rise to an increase in Beneficial ownership in excess of 10% and any subsequent transaction giving rise to any further increase in Beneficial Ownership; provided, however, that such Person has not, prior to obtaining Board



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approval of any such transaction, publicly announced an intention to take actions which, if consummated or successful (at a time such Person has not been deemed a "Related Party"), would constitute a Change of Control.

                 (v) "Voting Securities" means any securities of the Company which carry the right to vote generally in the election of directors.

         12. Payments Upon Termination.

             (a) Discharge Without Cause or Resignation for Good Reason. If Executive is discharged without Cause or resigns for Good Reason or this Agreement expires at the end of the Initial Term or any renewal term without extension pursuant to paragraph 2:

                 (i) Executive shall continue to receive her base salary, paid in monthly installments, for the greater of the remaining term of this Agreement or eighteen months. In addition, during the period in which Executive receives post-termination salary, the Company will pay the premiums in connection with Executive's continued participation in the Company's group health plan pursuant to COBRA, subject to such plan's terms, conditions and restrictions. Executive shall also receive that portion of her Performance Compensation as provided in paragraph 3(b).

                 (ii) The Company's obligation for base salary under subparagraph (i) above shall be offset by 65% of any compensation from employment earned by Executive through self-employment or with another employer during this period, and its obligation to continue payments on behalf of Executive for medical insurance shall cease upon Executive's acceptance of other employment pursuant to which comparable coverage is normally provided. Moreover, the Company's obligations under subparagraph (i) above shall cease in the event that Executive breaches any of the covenants or restrictions set forth in paragraphs 13 through 15 below.



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                 (iii) Except as set forth above in this paragraph 12, Executive shall not be eligible for any payments or other benefits upon termination of her employment without cause or resignation for Good Reason.

             (b) Resignation Upon a Change of Control.

                 (i) If Executive resigns upon a Change of Control, Executive shall be entitled to the payments set forth in paragraph 12(a) upon the terms and subject to the limitations set forth in such paragraph, except that she shall be entitled to post-termination compensation for a period of two years.

                 (ii) If, within 12 months following a Change of Control, Executive's employment is terminated by Executive for Good Reason or if Executive's employment is terminated without Cause, then, in lieu of any other severance payments under paragraph 12(a) or 12(b)(i) of this Agreement, Company shall pay to Executive on the Effective Date of such termination, a lump sum amount equal to 2.5 times her "base amount" within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

             (c) Death or Disability/Incapacity.

                 (i) On death, Executive's estate's sole entitlement will be to
(A) base salary for any days worked prior to Executive's death, (B) that portion of Executive's Performance Compensation as provided in paragraph 3(b), plus (C) any amounts payable on account of Executive's death under any insurance or benefit plans or policies maintained by the Company for the benefit of Executive.

                 (ii) On termination for disability or incapacity, Executive's sole entitlement will be to (A) base salary for any days worked prior to the date of termination, (B) that portion of Executive's Performance Compensation, as provided in paragraph 3(b), plus (C) amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained by the Company.



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             (d) Discharge for Cause or Resignation Without Good Reason. If
Executive is discharged for Cause or Executive resigns without Good Reason, Executive's sole entitlement will be the receipt of base salary for any days worked through the date of termination.

         13. Company Property. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales or sourcing analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Executive by the Company or developed by Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Executive's employment with the Company, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or at or after the termination of Executive's employment, Executive shall immediately deliver the same to the Company.

         14. Prohibited Public Statements. Executive shall not, either during or at any time after the termination of her employment, make any public statement (including a private statement reasonably likely to be repeated publicly) reflecting adversely on the Company and its business prospects, except for such statements which during Executive's employment she may be required to make in the ordinary course of her service as President and Chief Executive Officer.

         15. Noncompetition, Noninterference and Nonsolicitation.

             (a) During the term of this Agreement and for a period equal to the greater of (x) two (2) years following termination of employment for any reason whatsoever, whether by Executive or by the Company and whether during the term of this Agreement or subsequent to the termination or (y) the period during which Executive is entitled to receive any payment under paragraph 12 of this Agreement, Executive shall not directly or indirectly:



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                 (i) solicit, induce or encourage any customer, employee,
consultant, independent contractor or supplier of the Company to cease to do business with or to be employed by the Company; or

                 (ii) engage in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in any business which is in competition with the Company. For purposes hereof, only K-Mart, Target Stores, J.C. Penney, Sears Roebuck and Company, The Limited, May Stores, Dayton Hudson Stores, Federated Stores, Walmart Stores, or any affiliate or successor of any of the foregoing, or any national or regional specialty chain principally offering women's clothing similar to the clothing offered by the Company shall be deemed to be in competition with the Company.

             (b) During her employment with the Company and at all times thereafter, Executive shall not use for her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in paragraph 13 above or any information regarding the business methods, policies, procedures, strategies or techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Company or any names and addresses of employees, customers or suppliers or any data on or relating to past, present or prospective customers or suppliers or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to Executive or learned or acquired by Executive while in the employ of the Company.

             (c) Any and all writings, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, during her employment with the Company, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now



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or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

             (e) Executive agrees that if any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, Executive agrees that the court making such determination shall have the power to reduce the area and/or the duration and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form as is adjudged to be reasonable by the court. If Executive violates any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company.



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             (f) The provision of paragraphs 13 through 15 shall survive the termination of Executive's employment as well as the expiration of this Agreement at the end of its original or any renewal term or at any time prior thereto.

             (g) For purposes of paragraphs 13 through 15 of this Agreement, the term "Company" shall include not only Charming Shoppes, Inc., but also any of its subsidiaries or successors.


         16. Specific Performance. Executive acknowledges that the obligations undertaken by her pursuant to this Agreement are unique and that the Company will likely have no adequate remedy at law if Executive shall fail to perform any of her obligations hereunder. Executive therefore confirms that the Company's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Executive and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Executive.

         17. Taxes.

             (a) All payments to be made to Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes and any other items required to be withheld therefrom.

             (b) Notwithstanding any other provision of this Agreement, if any of the payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code") without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in



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Section 280G(b)(2) of the Code), payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code and the determination of which such payments are to be reduced shall be made by the Company in its sole discretion.

         18. Letter of Credit. Promptly after the execution of this Agreement and subject to any necessary waivers or approvals of the Company's lenders, the parties shall in good faith proceed to carry out the following steps:

             (a) The Company shall obtain a one-year renewable Letter of Credit ("LC") issued by a bank chosen by the Company, having a face amount of $2,500,000, and payable to a fiduciary to be agreed upon by the parties.

             (b) The LC shall provide that if it is not renewed at least ten days prior to its expiration, it may be presented for payment by the fiduciary and the fiduciary shall retain the proceeds until it would otherwise be required to make a payment to Executive pursuant to clause (f) as if it had to present the LC at the time of payment.

             (c) The LC shall be secured by any financial instrument, including cash, acceptable to the issuing bank.

             (d) Executive will have a security interest in the LC, LC proceeds and the Trust Agreement specified below to secure the obligations of the Company to Executive under this Agreement.

             (e) The Company, Executive and the fiduciary shall enter into an agreement ("Trust Agreement") providing that prior to the presentation of the
LC:

                 (i) Executive shall make a demand upon fiduciary to present the LC to the bank, which demand shall be accompanied by a statement that any of the following events have occurred:



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                     (A) (1) Executive has been terminated without Cause; or (2)
Executive has resigned for Good Reason, and the Company has failed to make any payment due to Executive which failure has persisted for 10 days after written notice thereof; or

                     (B) the Company has been the subject of a voluntary or involuntary proceeding under the United States Bankruptcy Code;

                 (ii) the fiduciary shall give Company 10 days written notice prior to the presentation of the LC; and

                 (iii) if during such 10-day period the Company has not served notice upon the fiduciary that it objects to such presentation, the fiduciary shall present the LC for payment. If the Company serves notice of objection, the fiduciary shall not make the presentation until (A) it receives written notice signed by the Company and Executive that they agree that the presentation shall be made or (B) it receives a copy of an award in arbitration or by court of competent jurisdiction that it is to make such presentation.

             (f) The Trust Agreement will also provide that the fiduciary's only obligation, after presentation of the LC as aforesaid, shall be to hold the LC proceeds and to pay the LC proceeds (or such lesser amount as Executive shall demand from time to time) to Executive as and when payment would be due under this Agreement.

             (g) The Trust Agreement shall contain such other terms as are reasonable and appropriate to give effect to the intent of this paragraph.

         19. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive's employment or the termination of that employment shall, to the fullest extent permitted by law, be settled by arbitration in any forum agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Philadelphia, Pennsylvania in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The arbitration panel shall consist of persons experienced in business affairs, including at least one person experienced in retail business affairs. The award rendered by the arbitrator shall include a statement of the findings of fact and the conclusions of law which serve as the basis for the award. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, this provision shall not preclude the Company from pursuing a court action for the purpose of enforcing paragraph 15 hereof, including obtaining a temporary restraining order or a preliminary or permanent injunction in circumstances in which such relief is appropriate or damages. In the event that the arbitration relates principally to Executive's termination for Cause, the arbitrators shall award counsel fees and costs to Executive if she prevails.

         20. Miscellaneous.

             (a) Integration: Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

             (b) Assignment. This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. This Agreement and all of the provisions herein shall be binding upon and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation or similar transactions), permitted assigns, personal representatives, heirs, executors and administrators.

             (c) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

             (d) Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

             (e) Power and Authority.

                 (i) The Company represents and warrants to Executive that it has the requisite power to enter into this Agreement and perform the terms hereof; and that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate action; and this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

                 (ii) Executive represents and warrants to the Company that she has full power to enter into this Agreement and perform her duties hereunder; that the execution and delivery of this Agreement and her performance of her duties hereunder shall not result in a breach of, or constitute a default under, any agreement or understanding, oral or written, to which she is a party or by which she may be bound; and this Agreement represents the valid and legally binding obligation of Executive and is enforceable against her in accordance with its terms.

             (f) Burden and Benefit: Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and, subject to paragraph 18(b) above, assigns. In addition to, and not in limitation of anything contained in this Agreement, it is expressly understood and agreed that the Company's obligation to pay termination compensation set forth herein and the provisions of paragraphs 13 through 17 shall survive any termination of this Agreement.

             (g) Governing Law: Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

             (h) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                                 If to Executive:

                                 Dorrit J. Bern
                                 100 Lois Lane
                                 Barrington, Illinois  60010

                                 with a copy to:

                                 David A. Rosen, Esquire
                                 Holtzmann, Wise & Shepard
                                 1271 Avenue of the Americas
                                 New York, NY  10020
                                 Telecopy:  212-554-8181

                                 If to the Company:

                                 Charming Shoppes, Inc.
                                 450 Winks Lane
                                 Bensalem, PA  19020
                                 Telecopy:  215-638-6648
                                 Attention:  Chairman of the Board

                                 with a copy to:

                                 Charming Shoppes, Inc.
                                 450 Winks Lane
                                 Bensalem, PA  19020
                                 Telecopy:  215-638-6648
                                 Attention:  General Counsel

or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to the other in the manner provided in this paragraph 18(h) for the service of notices. Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day.

             (i) Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which counterparts and/or facsimiles shall be deemed to be an original, and all such counterparts and facsimiles shall constitute one and the same instrument.

             (j) Expenses. The Company agrees to pay all legal fees and expenses which Executive incurs in connection with the negotiation of this Agreement.

             (k) Inconsistent Documents. If any provision of this Agreement would conflict with any policy, procedure, manual, program, practice or other Company document (collectively "Plan") which would otherwise apply to Executive (including, without limitation, the provisions of any compensation, bonus, option or severance Plan) then the provisions of this Agreement shall apply and shall supersede any such Plan.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


ATTEST:                                    CHARMING SHOPPES, INC.




                                           By:
- --------------------------------              ---------------------------
                                              Philip Wachs, Chairman




WITNESS:


- --------------------------------
Dorrit J. Bern